THE MILESTONE FUNDS

SHAREHOLDER SERVICE PLAN

This Shareholder Service Plan is adopted by The Milestone Funds (the “Trust”), on behalf of the Trust’s series portfolio, the Treasury Obligations Portfolio (the “Fund”), with respect to the classes of shares of beneficial interest of the Fund described on Appendix A to this Plan, as such Appendix may be amended from time to time.

SECTION 1.

SERVICE PROVIDERS

From time to time, Milestone Capital Management, LLC, the Fund’s investment adviser and administrator (“Milestone Capital”), in addition to certain other financial institutions and other persons (collectively, with Milestone Capital, “Service Providers”), may provide services to and maintain shareholder accounts, as set forth in this Plan.  Milestone may, at its own expense, retain third parties to provide certain of the services described in this Plan.

SECTION 2.

PAYMENTS; SERVICE AGREEMENTS

(a)

Pursuant to this Plan (for services provided by Milestone Capital) or pursuant to shareholder service agreements between the Trust and Service Providers other than Milestone Capital (for services provided by other Service Providers), the form of which shall be approved by the Trust’s Board of Trustees (the “Board”), the Fund, as compensation for the services described in Section 4 of this Plan, may pay Service Providers the amounts set forth in Appendix A.

Provided, however, that no class of shares of the Fund shall directly or indirectly pay any amounts, whether payments or otherwise, that exceed any applicable limits imposed by law or NASD.

(b)

With respect to compensation payable under this Plan to Service Providers other than Milestone Capital, each shareholder service agreement shall contain a representation by the Service Provider that any such compensation: (i) will be disclosed by the Service Provider to its customers; (ii) will be authorized by its customers; and (iii) will not result in an excessive fee to the Service Provider.

SECTION 3.

SHAREHOLDER SERVICE FEE

Pursuant to this Plan, for each share class listed on Appendix A, the Trust shall daily accrue and pay monthly the lesser of: (i) the fee detailed on Appendix A; or (ii) the combined payments for shareholder services made with respect to the particular class of shares during the month.

SECTION 4.

SHAREHOLDER SERVICES

Shareholder services shall include: (a) establishing and maintaining accounts and records relating to clients of Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Fund may be effected and other matters pertaining to the Fund; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

SECTION 5.

AMENDMENT AND TERMINATION

(a)

Any material amendment to the Plan shall be effective only upon approval of the Board.

(b)

The Plan may be terminated without penalty at any time by a vote of a majority of the Board.

SECTION 6.

LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust under the Plan.

Adopted April 1998

Revised as of March 30, 2006

Appendix A to The Milestone Funds Shareholder Service Plan

Share Class	Annual Shareholder Service Fee*
Financial Shares	0.05%
Institutional Shares	0.10%
Investor Shares	0.25%
Premium Shares	0.25%
Administrative Shares	0.25%

*

Annual percentage of the average daily net assets of the particular share class of the Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship.

Current as of August 25, 2006